Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District

Beijing 102206

China

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated January 12, 2015 and January 22, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Origin Agritech Limited (the “Company”) and the financial statements of Shijiazhuang Liyu Technology and Development Co., Ltd., appearing in the Company’s Annual Report on Form 20-F for the year ended September 30, 2014.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, The People’s Republic of China

March 24, 2015